Exhibit 99.1

Gulf Resources, Inc. David Wang, VP of Finance E-mail: gfre.2008@vip.163.com	CCG Investor Relations Mr. Crocker Coulson, President Phone: +1-646-213-1915 E-mail: crocker.coulson@ccgir.com

Helen Xu E-mail: beishengrong@vip.163.com Website: http://www.gulfresourcesinc.cn/	Ms. Linda Salo, Senior Financial Writer Phone: +1-646-922-0894 E-mail: linda.salo@ccgir.com Website: http://www.ccgirasia.com/

Gulf Resources Begins Construction on New Chemical Additives Production Line for Waste Water Treatment

New York & Shandong Province, January 4, 2010 - Gulf Resources, Inc. (NASDAQ: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company commenced the construction of the new chemical additives production line for waste water treatment.

The Company’s board of directors approved the construction of the new chemical additives line and expects it to start production in July of 2010 with chemical additives production capacity of 3,000 metric tons per year. The new production line will be located in the Company’s Yuxing Chemical Plant and the Company estimates that it will contribute approximately $9 to $10 million in revenues with an estimated gross profit margin over 40% in the first year of operation.  The capital expenditure for the new production line is expected to be approximately $8 to $10 million.  The Company expects to fund the new production line with cash from operations.

The market capacity for waste water treatment additives in China was about 50,000 metric tons in 2009, and is expected to increase at an annual rate of about 15% over the next few years due to the Chinese government’s focus on environmental protection and efforts to increase the amount of safe drinking water. China’s Ministry of Environmental Protection recently announced plans to invest RMB 90 billion ($13.2 billion) to construct sewage treatment systems aimed at keeping drinking water safe.  Pricing for chemical additives has been rising in recent months due to increased demand, reaching $21,000 per metric ton in the fourth quarter of 2009.

“China’s planned investment in waste water treatment systems over the next few years will accelerate demand for chemical additives used in the treatment of waste water,” said Mr. Xiaobin Liu, Chief Executive Officer of Gulf Resources. “Bromine is one of the main ingredients used in waste water treatment chemical additives.  As one of China’s largest bromine producers, Gulf Resources is ideally positioned to capture growing demand for this value added product. We expect our new production line will make a significant contribution to revenue and profit starting in the second half of 2010. The new production line is an important ingredient of our long term strategy.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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